UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

The Houston Exploration Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or organization)	22-2674487 (I.R.S. Employer Identification no.)

1100 Louisiana Street, Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77002-5215 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Series A Junior Participating Preferred Stock	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 001-11899 (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Rights to Purchase Series A Junior Participating Preferred Stock

(Title of class)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

EXPLANATORY NOTE

      On May 2, 2005, The Houston Exploration Company (the “Company”) and The Bank of New York, as Rights Agent, amended the Rights Agreement, dated as of August 12, 2004, by executing the First Amendment to the Rights Agreement (“Amendment No. 1”), in connection with rights to purchase Series A Junior Participating Preferred Stock of the Company. A description of the amendment to the Company’s Rights Agreement is set forth below.

Item 1. Description of Registrant’s Securities to Be Registered.

      The Rights Agreement has been amended as follows:

      (a) The definition of “Acquiring Person” set forth in Section 1 of the Rights Agreement is amended to increase the threshold of common stock ownership required for a stockholder to be deemed an “Acquiring Person” from 10% to 15%.

      (b) The definition of “Exempt Person” set forth in Section 1 of the Rights Agreement is amended to delete references to KeySpan Corporation, the Company’s former significant stockholder, by deleting section (ii) of such definition in its entirety.

      (c) The second paragraph of Exhibit C, the Summary of Rights to Purchase Shares of Preferred Stock of The Houston Exploration Company, of the Rights Agreement is amended: (1) to delete references to KeySpan Corporation by deleting the last sentence of such paragraph in its entirety and (2) to state that the determination of whether and when a person or group of affiliated or associated persons becomes an “Acquiring Person” will be made in accordance with the terms and provisions of the Rights Agreement.

      The foregoing description of Amendment No. 1 is qualified in its entirety by reference to Amendment No. 1, which is filed as Exhibit 2 hereto and incorporated herein by reference.

Item 2. Exhibits.

      The following exhibits to this Amendment No. 1 to Registration Statement on Form 8-A, which constitute all constituent instruments defining the rights to purchase Series A Junior Participating Preferred Stock of the Company, including any contracts or other documents which limit or qualify the rights of such holders, are either filed herewith or are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

      1. Rights Agreement, dated as of August 12, 2004, between The Houston Exploration Company and The Bank of New York, as Rights Agent (filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A (No. 001-11899) filed with the Securities and Exchange Commission on August 12, 2004 and incorporated by reference).

      2. First Amendment to Rights Agreement, dated as of May 2, 2005, by and between The Houston Exploration Company and The Bank of New York, as Rights Agent (filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (File No. 001-11899) and incorporated by reference).

      3. Registration Statement on Form 8-A (No. 001-11899) (filed with the Securities and Exchange Commission on August 12, 2004 and incorporated by reference).

      4. Form of Certificate of Designation of Series A Junior Participation Preferred Stock of The Houston Exploration Company (filed as Exhibit 2 to the Company’s Registration Statement on Form 8-A (No. 001-11899) filed with the Securities and Exchange Commission on August 12, 2004 and incorporated by reference).

SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE HOUSTON EXPLORATION COMPANY
Date: May 26, 2005	By:	/s/ JAMES F. WESTMORELAND
		Name:	James F. Westmoreland
		Title:	Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
1.	Rights Agreement, dated as of August 12, 2004, between The Houston Exploration Company and The Bank of New York, as Rights Agent (filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A (No. 001-11899) filed with the Securities and Exchange Commission on August 12, 2004 and incorporated by reference).

2.	First Amendment to Rights Agreement, dated as of May 2, 2005, by and between The Houston Exploration Company and The Bank of New York, as Rights Agent (filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (File No. 001-11899) and incorporated by reference).

3.	Registration Statement on Form 8-A (No. 001-11899) (filed with the Securities and Exchange Commission on August 12, 2004 and incorporated by reference).

4.	Form of Certificate of Designation of Series A Junior Participation Preferred Stock of The Houston Exploration Company (filed as Exhibit 2 to the Company’s Registration Statement on Form 8-A (No. 001-11899) filed with the Securities and Exchange Commission on August 12, 2004 and incorporated by reference).

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